NEWS FROM	Exhibit 99.1

CONTACT:	Robert N. Shuster #616/522-1765

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

IONIA, Michigan, January 24, 2006 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company reported that its fourth quarter 2005 net income was $11.4 million or $0.51 per diluted share. A year earlier, net income totaled $10.8 million or $0.48 per diluted share. Return on average equity and return on average assets were 18.07% and 1.37%, respectively in the fourth quarter of 2005 compared to 18.80% and 1.43%, respectively in 2004.

The Company’s net income for all of 2005 totaled a record $46.9 million or $2.07 per diluted share. In 2004 full year net income was $38.6 million or $1.76 per diluted share. Return on average equity and return on average assets were 19.12% and 1.45%, respectively in 2005 compared to 19.42% and 1.42%, respectively in 2004.

All per share data reflects the 5% common stock dividend that the Company paid on September 30, 2005.

2005 results include the operations of Midwest Guaranty Bancorp, Inc. (“Midwest”), which was acquired on May 31, 2004, and North Bancorp, Inc. (“North”), which was acquired on July 1, 2004. The results for the full year of 2004 only include the operations of Midwest subsequent to May 31, 2004 and the operations of North since July 1, 2004.

Fourth quarter 2005 results include a $0.2 million reduction of interest income on finance receivables which is described in greater detail below. In addition the provision for loan losses increased by $2.0 million in the fourth quarter of 2005 compared to 2004 due in part to a sale of non-performing and other loans of concern. Fourth quarter 2004 results were adversely impacted by securities losses of $1.2 million (which included an other than temporary impairment charge of $1.5 million) and a severance charge of approximately $2.3 million.

Michael M. Magee, President and CEO, commented, “We are pleased with the Company’s record full year 2005 results which reflect 18% growth in earnings per share compared to 2004. Our other key measures of profitability also remained very strong, with a return on average equity of 19.12% and a return on average assets of 1.45%, which rank amongst the best in our industry. Our total loans rose by 15%, with growth across all categories despite a very challenging economy in the State of Michigan. We also made substantial progress in reducing our level of non-performing loans in the fourth quarter of 2005, as these balances fell by 34% from the end of the third quarter. This reduction is principally attributed to the successful sale of $11.7 million of non-performing and other loans of concern. Although we recorded an additional $0.6 million provision for loan losses and $0.1 million of other expenses related to these sales in the fourth quarter, we felt it was prudent to liquidate these assets.”

Commenting on his 2006 outlook, Magee stated, “The flat yield curve environment and economic conditions in Michigan present a challenge. In particular, the rise in short term interest rates has adversely impacted the net interest margin in our premium finance operations. We have taken steps to address these challenges, including:

• Recently instituting price increases at Mepco in order to improve its margins.
• Taking action to strengthen the balance sheet by reducing the level of non-performing loans.
• Placing significant emphasis on containing increases in non-interest expenses in 2006.

As a result of these measures, combined with our optimism for continued loan growth and our dedicated management and employees, we remain confident regarding our future prospects.”

The Company’s tax equivalent net interest income totaled $35.8 million during the fourth quarter of 2005, which represents a $1.3 million or 3.8% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.6 million and $1.5 million for the fourth quarters of 2005 and 2004, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income primarily reflects a $281.5 million increase in the balance of average interest-earning assets that was partially offset by a 29 basis point decrease in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”). The Company’s tax equivalent net interest income in the fourth quarter of 2005 was reduced by approximately $0.2 million due to a change in the estimated lives of certain finance receivables which altered the rate that the discount associated with these loans is accreted into income. This adjustment reduced the fourth quarter 2005 net interest margin by 3 basis points.

The increase in average interest-earning assets is due primarily to growth in commercial loans, real estate mortgage loans, and finance receivables. The net interest margin was equal to 4.65% during the fourth quarter of 2005 compared to 4.94% in the fourth quarter of 2004. The tax equivalent yield on average interest-earning assets rose to 7.28% in the fourth quarter of 2005 from 6.77% in the fourth quarter of 2004. This increase primarily reflects the rise in short-term interest rates that has resulted in variable rate loans re-pricing at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by an 80 basis point rise in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 2.63% during the fourth quarter of 2005 from 1.83% during the fourth quarter of 2004. The increase in the Company’s cost of funds also primarily reflects the rise in short-term interest rates that has resulted in higher rates on certain short-term and variable rate borrowings and higher rates on deposits.

Service charges on deposits totaled $4.7 million in the fourth quarter of 2005, a $0.1 million or 3.3% increase from the comparable period in 2004. VISA check card interchange income also increased by 26.3%, to $0.8 million for the fourth quarter of 2005 from $0.6 million for the fourth quarter of 2004. The increase in deposit related revenues resulted primarily from the continued growth of checking accounts and increased debit card usage.

Gains on the sale of real estate mortgage loans were $1.2 million and $1.4 million in the fourth quarters of 2005 and 2004, respectively. Real estate mortgage loan sales totaled $91.7 million in the fourth quarter of 2005 compared to $98.2 million in the fourth quarter of 2004. The margin on real estate mortgage loan sales declined in 2005 compared to the prior year due primarily to increased price competition in the origination of loans. Real estate mortgage loans originated totaled $170.3 million in the fourth quarter of 2005 compared to $165.2 million in the comparable quarter of 2004, and loans held for sale were $28.6 million at December 31, 2005, compared to $38.8 million at December 31, 2004.

Fourth quarter 2005 securities gains totaled $0.3 million and were principally due to the sale of a trust preferred security investment. The $1.2 million of securities losses in the fourth quarter of 2004 were comprised of impairment charges of $1.5 million that were partially offset by $0.3 million in securities gains. These impairment charges were primarily recorded on various Fannie Mae and Freddie Mac preferred securities.

Income from real estate mortgage loan servicing was $0.6 million and $0.3 million in the fourth quarters of 2005 and 2004, respectively. This increase is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)		Year Ended (in thousands)
	12/31/05	12/31/04	12/31/05	12/31/04

Balance at beginning of period	$13,058	$11,123	$11,360	$8,873
Servicing rights acquired				1,138
Originated servicing rights capitalized	793	898	3,247	3,341
Amortization	(455)	(491)	(1,923)	(1,948)
(Increase)/decrease in impairment reserve	43	(170)	755	(44)

Balance at end of period	$13,439	$11,360	$13,439	$11,360

Impairment reserve at end of period			$11	$766

The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each period end. At December 31, 2005, the Company was servicing approximately $1.5 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.87%, a weighted average service fee of 25.9 basis points and an estimated fair market value of $19.5 million.

Non-interest expense totaled $26.4 million in the fourth quarter of 2005, relatively unchanged when compared to the fourth quarter of 2004. The fourth quarter of 2004 included severance costs of $2.3 million (included in compensation and employee benefits) related to management changes at Mepco. Factoring out the aforementioned severance charge, the rise in fourth quarter 2005 non-interest expenses compared to 2004 is principally due to increased operating costs related to the addition of staff at new branch and loan production offices and overall growth in the organization, along with associated rises in such costs as occupancy, furniture and equipment, data processing and advertising. Compensation and employee benefits expenses in 2005 were also impacted by merit pay increases that were effective January 1, 2005, increased incentive compensation, and a higher funding level for the Company’s Employee Stock Ownership Plan.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	12/31/2005	9/30/2005	12/31/2004

	(Dollars in Millions)
Commercial	$5.2	$14.4	$5.4
Commercial guaranteed
under federal program	-	-	1.1
Consumer	2.3	2.0	1.9
Real estate mortgage	7.2	7.5	4.6
Finance receivables	3.3	3.5	2.1

Total	$18.0	$27.4	$15.1

Ratio of non-performing
loans to total portfolio loans	0.70%	1.10%	0.68%

Ratio of the allowance for
loan losses to
non-performing loans	128%	96%	163%

The increase in non-performing loans since year end 2004 is due primarily to increases in real estate mortgage loans and finance receivables. The increase in non-performing mortgage loans is believed to reflect (to some degree) weaker economic conditions in the State of Michigan which currently has one of the highest unemployment rates in the United States. The increase in non-performing finance receivables primarily reflects growth in this loan portfolio. The overall decline in non-performing loans from the end of the third quarter of 2005 to year end is due to the sale of non-performing commercial loans as described below.

In October 2005 the Company sold (without recourse) approximately $5.5 million of non-performing and other loans of concern of which $3.1 million were on non-accrual. In December 2005 the Company sold (without recourse) an additional $6.2 million of non-performing loans all of which were on non-accrual. The sale of these loans resulted in an additional provision for loan losses of approximately $0.6 million and other expenses of $0.1 million (primarily loan brokerage fees) in the fourth quarter of 2005.

Other real estate and repossessed assets totaled $2.1 million at both December 31, 2005 and 2004. The provision for loan losses was $2.3 million and $0.3 million in the fourth quarters of 2005 and 2004, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and net loan charge-offs. Net loan charge-offs for all of 2005 totaled $9.8 million, or 0.41% of average loans, compared to $3.7 million, or 0.19% of average loans, in 2004. Net loan charge-offs were $5.6 million (0.88% annualized of average loans) in the fourth quarter of 2005 compared to $1.1 million (0.19% annualized of average loans) in the fourth quarter of 2004. The increase in net loan charge-offs in 2005 is due primarily to the aforementioned loan sales which resulted in charge-offs of $3.8 million in the fourth quarter. At December 31, 2005, the allowance for loan losses totaled $23.0 million, or 0.90% of portfolio loans compared to $24.7 million, or 1.11% of portfolio loans at December 31, 2004. The lower allowance at December 31, 2005 reflects declines in specific loan allowances (due primarily to the aforementioned loan sales), a decline in the level of adversely classified loans and changes in loan mix.

Total assets were $3.36 billion at December 31, 2005, compared to $3.09 billion at December 31, 2004. Loans, excluding loans held for sale, increased to $2.56 billion at December 31, 2005, from $2.23 billion at December 31, 2004. The increase in loans reflects growth in all categories of lending — commercial, real estate mortgage, installment and finance receivables. Deposits totaled $2.64 billion at December 31, 2005, an increase of $464.1 million from December 31, 2004. This increase is primarily attributable to increases in brokered certificates of deposit. Stockholders’ equity totaled $248.3 million at December 31, 2005, or 7.40% of total assets, and represents a net book value per share of $11.29.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31, 2005	December 31, 2004

	(unaudited)

Assets	(in thousands)

Cash and due from banks	$67,586	$72,815
Securities available for sale	483,447	550,908
Federal Home Loan Bank stock, at cost	17,322	17,322
Loans held for sale	28,569	38,756
Loans
Commercial	1,030,095	931,251
Real estate mortgage	852,742	773,609
Installment	304,053	266,042
Finance receivables	368,871	254,388

Total Loans	2,555,761	2,225,290
Allowance for loan losses	(23,035)	(24,737)

Net Loans	2,532,726	2,200,553
Property and equipment, net	63,173	56,569
Bank owned life insurance	39,451	38,337
Goodwill	55,946	53,354
Other intangibles	10,729	13,503
Accrued income and other assets	56,899	51,910

Total Assets	$3,355,848	$3,094,027

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$295,151	$287,672
Savings and NOW	861,277	849,110
Time	1,484,629	1,040,165

Total Deposits	2,641,057	2,176,947
Federal funds purchased	80,299	117,552
Other borrowings	227,047	405,386
Subordinated debentures	64,197	64,197
Financed premiums payable	35,378	48,160
Accrued expenses and other liabilities	59,611	51,493

Total Liabilities	3,107,589	2,863,735

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--30,000,000 shares authorized;
issued and outstanding: 21,991,001 shares at December 31, 2005
and 21,194,651 shares at December 31, 2004	21,991	21,195
Capital surplus	179,913	158,797
Retained earnings	41,486	41,795
Accumulated other comprehensive income	4,869	8,505

Total Shareholders' Equity	248,259	230,292

Total Liabilities and Shareholders' Equity	$3,355,848	$3,094,027

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

	(unaudited)		(unaudited)

Interest Income	(in thousands, except per share amounts)
Interest and fees on loans	$48,455	$39,868	$179,735	$139,846
Securities available for sale
Taxable	3,031	3,131	13,588	12,497
Tax-exempt	2,795	2,504	10,888	9,439
Other investments	179	228	713	765

Total Interest Income	54,460	45,731	204,924	162,547

Interest Expense
Deposits	14,837	8,288	47,361	28,363
Other borrowings	5,485	4,489	21,194	16,651

Total Interest Expense	20,322	12,777	68,555	45,014

Net Interest Income	34,138	32,954	136,369	117,533
Provision for loan losses	2,349	343	8,071	4,309

Net Interest Income After Provision for Loan Losses	31,789	32,611	128,298	113,224

Non-interest Income
Service charges on deposit accounts	4,719	4,570	18,761	17,089
Net gains (losses) on asset sales
Real estate mortgage loans	1,167	1,353	5,370	5,956
Securities	256	(1,200)	1,484	856
Title insurance fees	503	457	1,962	2,036
Manufactured home loan origination fees	311	341	1,216	1,264
VISA check card interchange income	758	600	2,778	2,054
Real estate mortgage loan servicing	553	269	2,627	1,427
Other income	2,142	1,869	8,047	7,116

Total Non-interest Income	10,409	8,259	42,245	37,798

Non-interest Expense
Compensation and employee benefits	12,837	14,525	53,695	50,081
Occupancy, net	2,340	1,921	8,863	7,539
Furniture, fixtures and equipment	1,835	1,649	6,985	6,122
Data processing	1,372	1,130	5,112	4,462
Advertising	1,290	908	4,496	3,787
Loan and collection	1,036	897	4,154	3,556
Communications	997	971	3,970	3,553
Legal and professional	768	723	2,850	2,718
Amortization of intangible assets	694	756	2,774	2,479
Mepco claims expense				2,700
Other expenses	3,198	2,782	12,525	11,671

Total Non-interest Expense	26,367	26,262	105,424	98,668

Income Before Income Tax	15,831	14,608	65,119	52,354
Income tax expense	4,394	3,794	18,207	13,796

Net Income	$11,437	$10,814	$46,912	$38,558

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.52	$.49	$2.11	$1.79
Diluted	.51	.48	2.07	1.76
Cash dividends declared	.19	.16	.74	.63

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	7.28%	6.77%	7.11%	6.71%
Interest expense	2.63	1.83	2.31	1.80
Tax equivalent net interest income	4.65	4.94	4.80	4.91
Net income to
Average equity	18.07%	18.80%	19.12%	19.42%
Average assets	1.37	1.43	1.45	1.42

Average Shares (A)
Basic	22,128,997	22,203,488	22,227,381	21,485,294
Diluted	22,552,378	22,678,596	22,664,011	21,945,354

(A)	Restated to give effect to a 5% stock dividend paid in September 2005. Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.